EXHIBIT 4.5

FIRST AMENDMENT TO

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT is entered into as of this        day of                     , 2007 (this “Amendment”), by and among HSW INTERNATIONAL, INC., a Delaware corporation (“Company”), HOWSTUFFWORKS, INC., a Delaware corporation (“HSW”), and WEI ZHOU, a citizen of Germany (“Zhou”).

Background

A.            The parties have entered into that certain Amended and Restated Stockholders Agreement dated as of January 29, 2007 (the “Stockholders Agreement”).

B.            The parties desire to amend the Stockholders Agreement as set forth herein.

Agreement

NOW THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Composition of the Board, Committees and Management.  Article 3 of the Stockholders Agreement is hereby amended by deleting Section 3.01 in its entirety (including Exhibit 3.01(a) referred to therein) and replacing it with the following new Section 3.01:

“SECTION 3.01     Composition of the Board, Committees and Management.

(a)           From and after the Closing, the number of directors comprising the Board shall be seven (7), or such number of directors as may be determined by the Board in accordance with the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, effective as of the Closing.  At all times, a majority of the directors on the Board shall be independent directors and the independent directors (including those designated by any Stockholder) shall meet all requirements regarding the independence of directors as may be applicable to the Company pursuant to applicable Law or the rules of the stock exchange on which the shares of Common Stock are listed.

HSW shall have the right to designate three (3) directors (one (1) of whom shall be an independent director) and such directors designated by HSW shall be referred to herein as the “HSW Designees”.  WEI ZHOU shall have the right to designate two (2) directors (one (1) of whom shall be an independent director) and such directors designated by WEI ZHOU shall be referred to herein as the “WEI ZHOU Designees”.  Each Stockholder shall have the right to request the removal, with or without cause, of any directors designated by such Stockholder, and  HSW, WEI ZHOU and the Company, through the Board, shall cause any such person to be removed from the Board.

If any director shall be unable or unwilling to serve as a director (including as a member of any committee), the Stockholder which designated such individual shall designate another individual and each of HSW, WEI ZHOU and the Company, through the Board, shall cause such person to be nominated for such position.  If it is determined that any incumbent director designated by a Stockholder shall not stand for re-election at any annual meeting of the Company’s stockholders, such Stockholder shall designate the person who shall be nominated for election as a director in lieu of such incumbent director.

(b)           At each election of directors at which the term of any director designated by a Stockholder will expire, the Board shall (i) recommend for election to the Board a nominee who shall be designated by the Stockholder that initially designated the director whose term will expire, and (ii) shall use best efforts to solicit proxies in favor of such nominee consistent with the efforts used to solicit proxies for any other Board nominees.

(c)           A Special Committee, a Compensation Committee, an Audit Committee and a Nominating and Governance Committee of the Board shall be established and maintained.  In addition to the Special Committee, a Compensation Committee, an Audit Committee and a Nominating and Governance Committee, the Board shall have such other committees as the Board may from time to time determine, as may be permitted under applicable Law, the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company.  Each of the Special Committee, a Compensation Committee, an Audit Committee and a Nominating and Governance Committee shall be comprised of at least three (3) members.  The composition of the committees shall be subject to the following: (i) one independent director designated by each Stockholder shall serve on each committee of the Board, (ii) all members of the Compensation Committee and the Audit Committee shall be independent directors, and (iii) the chairperson of the Nominating and Governance Committee shall be an HSW Designee.

(d)           Subject to Section 3.02 with respect to any Excess Shares (as defined in Section 3.02), each Stockholder hereby agrees that at every meeting of the Company’s stockholders at which directors are to be elected or at any meeting at which the removal of a director is subject to the vote of the Company’s stockholders, each Stockholder and its Permitted Transferees shall cause all of their shares of Common Stock (other than any Excess Shares owned by HSW) to be represented either by proxy or in person and to be voted in favor of (i) the election of the HSW Designees and WEI ZHOU Designees and (ii) the removal of any HSW Designee if requested by HSW or the removal of any WEI ZHOU Designee if requested by WEI ZHOU.   If directors are to be elected or removed by written consent of the Company’s stockholders, each Stockholder agrees, subject to Section 3.01 with respect to any Excess Shares owned by HSW, that it and its Permitted Transferees shall execute written consents in favor of (x) the election of the HSW Designees and WEI ZHOU Designees and (y) the removal of any HSW Designee if requested by HSW or the removal of any WEI ZHOU Designee if requested by WEI ZHOU.

(e)           In order to effectuate this Section 3.01, and subject to the limitations set forth in this Section, each Stockholder hereby grants to the Secretary of the Company an irrevocable proxy pursuant to Section 212(e) of the General Corporation Law of the State of Delaware, coupled with an interest, such proxy to be used solely in the event of a breach of or non-compliance with Section 3.01(d) above, solely for the purpose of voting all of the shares of Common Stock of the Company owned by such Stockholder (other than any Excess Shares owned by HSW) in favor of (i) the election of all HSW Designees and WEI ZHOU Designees and (ii) the removal of any HSW Designee if requested by HSW or the removal of any WEI ZHOU Designee if requested by WEI ZHOU.  The proxy granted herein by HSW specifically excludes, and shall not apply to, govern or have any effect on, any Excess Shares owned by HSW, which Excess Shares shall be and remain subject to Section 3.02.”

2.             Agreement with Respect to Voting of Common Stock.  Article 3 of the Stockholders Agreement is hereby amended by deleting Section 3.02 in its entirety and replacing it with the following new Section 3.02:

“SECTION 3.02     Agreement with Respect to Voting of Common Stock.  HSW agrees that, if as of any applicable record date for determining the holders entitled to vote on any matter to be submitted to a vote of the holders of Common Stock the number of shares of Common Stock owned by HSW exceeds forty-five percent (45%) of the aggregate issued and outstanding shares of Common Stock (any such shares in excess of such 45%, the “Excess Shares”), with respect to any such matter submitted to a vote of the holders of Common Stock, HSW will vote all Excess Shares in exact proportion to the vote of the holders of shares of Common Stock (excluding, for purposes hereof, any shares of Common Stock owned by HSW).  For purposes of clarification, with respect to all matters submitted to a vote of holders of Common Stock (other than the election of directors as covered by Section 3.01 above), HSW and its Permitted Transferees may vote all shares of Common Stock held by them, other than any Excess Shares, in their absolute discretion.  With respect to all matters submitted to a vote of holders of Common Stock (other than the election of directors as covered by Section 3.01 above), WEI ZHOU and his Permitted Transferees may vote all shares of Common Stock held by them in their absolute discretion.”

3.             Other Markets.  Article 5 of the Stockholders Agreement is hereby amended by deleting Section 5.01 in its entirety and replacing it with the following new Section 5.01:

“SECTION 5.01     Reserved.”

4.             Definitions.  Any capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Stockholders Agreement.

5.             Controlling Effect; Full Force.  The parties acknowledge and agree that to the extent that the terms of this Amendment are in conflict with the terms of the Stockholders Agreement, this Amendment shall control.  Except as modified by this Amendment, all of the terms and conditions of the Stockholders Agreement shall remain in full force and effect.

6.             Assignments; Parties in Interest.  This Amendment shall not be assigned without the express written consent of all the parties hereto (which consent may be granted or withheld in the sole discretion of any party).  Subject to the preceding sentence, this Amendment shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.             Entire Agreement.  The Stockholders Agreement, as amended by this Amendment, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

8.             Severability.  If any term or other provision hereof is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions hereof shall nevertheless remain in full force and effect provided that the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.  Upon determination by a court of competent jurisdiction that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.             Counterparts.  This Amendment may be executed in two or more counterparts, including by facsimile, each of which shall be deemed an original but all of which taken together shall constitute a single agreement.

10.           Governing Law.  This Amendment shall be governed in all respects by the laws of the State of New York applicable to contracts executed in and to be performed in that State (without giving effect to the provisions thereof relating to conflicts of law).

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IN WITNESS WHEREOF, the parties hereto have signed this Amendment, or caused this Amendment to be signed and delivered by their respective duly authorized officers, as of the date first written above.

HSW INTERNATIONAL, INC.

By:
Title:

HOWSTUFFWORKS, INC.

By:
Title:

WEI ZHOU